                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

    Filed by the Registrant [X]

    Filed by a party other than the Registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the Com-
                                           mission Only (as permitted by
                                           Rule 14a-6(e)(2))

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or
        Rule 14a-12


                              KMART CORPORATION
- -------------------------------------------------------------------------------
           (Name of Registrant as Specified in Its Charter)


                              KMART CORPORATION
- -------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).
or Item 22(a)(2) of Schedule 14A.

    [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

- -------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

- -------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

- -------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

- -------------------------------------------------------------------------------

    (5) Total fee paid:

- -------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

- -------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

- -------------------------------------------------------------------------------

    (3) Filing party:

- -------------------------------------------------------------------------------

    (4) Date filed:

- -------------------------------------------------------------------------------

                               KMART CORPORATION
                           INTERNATIONAL HEADQUARTERS
                              TROY, MICHIGAN 48084

                                                                  April 12, 1995

Dear Stockholder:

     You are cordially invited to attend the Annual Meeting of Stockholders of Kmart Corporation on Tuesday, May 23, 1995. The meeting will be held at the Hyatt Regency Dearborn, Fairlane Town Center, in Dearborn, Michigan and will begin at 9:00 A.M., local time.

     The formal notice of meeting, proxy statement and form of proxy accompany this letter and describe in detail the matters to be acted upon at the meeting.

     As a stockholder, your vote is important. We encourage you to execute and return your proxy promptly whether or not you plan to attend so that we may have as many shares as possible represented at the meeting. Returning your completed proxy will not prevent you from voting in person at the meeting if you wish to do so.

     We hope that you will be able to attend the meeting and look forward to seeing you there.

                                          Sincerely,

                                          Donald S. Perkins

                                          Donald S. Perkins
                                          Chairman of the Board
                                          and Director

                               KMART CORPORATION

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 23, 1995

TO THE STOCKHOLDERS OF
KMART CORPORATION

     The Annual Meeting of Stockholders of Kmart Corporation (the "Company") will be held at the Hyatt Regency Dearborn, Fairlane Town Center, Dearborn, Michigan on Tuesday, the 23rd day of May, 1995 at 9:00 A.M., local time, for the following purposes:

          1. To elect five Class III directors for a term expiring in 1998 as set forth in the accompanying Proxy Statement.

          2. To ratify the appointment of Price Waterhouse as independent accountants of the Company for the 1995 fiscal year.

          3-4. To act upon two stockholder proposals, if presented at the meeting, as set forth in the accompanying Proxy Statement, which proposals are opposed by the Board of Directors.

          5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record of Kmart common stock and of Series C convertible preferred stock at the close of business on March 24, 1995 will be entitled to notice of and to vote at the meeting.

     You are cordially invited to attend the meeting in person. However, whether you plan to attend or not, we urge you to complete, date, sign and return the enclosed proxy promptly in the envelope provided, to which no postage need be affixed if mailed in the United States, in order that as many shares as possible may be represented at the meeting.

     Holders of a majority of the Company's outstanding voting shares must be present in person or by proxy for the meeting to be properly held.

     If you plan on attending the Annual Meeting, please check the appropriate box on the proxy card. Directions to the Annual Meeting are on the back cover.

                                          By order of the Board of Directors

                                          Nancie W. LaDuke
                                          Vice President and Secretary

Troy, Michigan
April 12, 1995

                               KMART CORPORATION

                                PROXY STATEMENT

                         ------------------------------

                              GENERAL INFORMATION

                                                                  April 12, 1995

     This Proxy Statement (the "Proxy Statement") is furnished in connection with the solicitation of proxies by the Board of Directors of Kmart Corporation (the "Company"), a Michigan corporation, to be used at the Annual Meeting of Stockholders to be held on Tuesday, May 23, 1995, at 9:00 A.M., local time, at the Hyatt Regency Dearborn, Fairlane Town Center, Dearborn, Michigan, or any adjournment thereof. This Proxy Statement and accompanying form of proxy are first being mailed to stockholders on or about the date shown above. The address of the principal office of the Company is 3100 West Big Beaver Road, Troy, Michigan 48084-3163.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time by notice in writing to the Secretary of the Company prior to the Annual Meeting, by submitting a subsequent proxy or by attending and voting in person at the Annual Meeting prior to the close of voting. Unless the proxy is revoked, the shares represented thereby will be voted as specified in such proxy at the Annual Meeting or any adjournment thereof. Shares for which proxies are marked "abstain" will be treated as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers on only some of the Proposals will nevertheless be treated as present for purposes of determining the presence of a quorum on all matters, but will not be entitled to vote on any Proposal as to which the broker does not have discretionary voting power and has not received instructions from the beneficial owner ("broker non-votes"). In tabulating the vote on the election of directors and Proposals 2, 3 and 4, abstentions and broker non-votes will be disregarded, which will have the effect of reducing the total number of shares from which any required majority is calculated.

     The Company has adopted a policy providing for confidential voting. Pursuant to that policy, stockholder proxies will be tabulated by representatives of the Company's stock transfer agent, The First National Bank of Boston (the "Bank of Boston"), and, subject to certain limited exceptions, how a stockholder voted will not be disclosed to the Company prior to final tabulation of the vote at the Annual Meeting.

     The voting securities of the Company consist of common stock, par value $1.00 per share ("Common Stock"), and Series C convertible preferred stock, no par value per share (the "Series C Preferred Stock"). At the close of business on March 24, 1995, the record date for the Annual Meeting, there were 458,698,719 shares of Common Stock outstanding, each of which is entitled to one vote, and 658,315 shares of Series C Preferred Stock outstanding, each of which is entitled to one vote. The presence of the holders of a majority of the outstanding shares of Common Stock and Series C Preferred Stock, represented in person or by proxy and entitled to vote at the Annual Meeting, will constitute a quorum at the Annual Meeting.

     NBD Bank ("NBD") is the record holder of shares of Common Stock for participants in the Kmart Corporation Employee Savings Plan including the Kmart Corporation Employee Stock Ownership Plan. NBD has advised that it intends to tender its proxy: (i) with respect to shares for which voting instructions are received, as instructed by the participant; and (ii) with respect to shares for which no voting instructions are received, in the same proportion as the shares for which voting instructions are received.

     The entire cost of soliciting proxies will be borne by the Company. Proxies may be solicited by mail, telecopy, telegraph or telex, or by directors, officers and regular employees of the Company in person or by telephone. The Company has retained Georgeson & Company, Inc. to assist in the distribution of proxy solicitation materials at a cost of approximately $12,000 plus handling charges and out-of-pocket expenses. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding soliciting material to the beneficial owners of the stock of the Company.
                            ------------------------

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     To the knowledge of the Company, no person beneficially owns 5% or more of the outstanding shares of Common Stock.

     The following table sets forth certain information concerning persons who, to the knowledge of the Company, beneficially own 5% or more of the outstanding Series C Preferred Stock as of March 31, 1995:

                   NAME AND ADDRESS                                         NUMBER OF SHARES       PERCENT
                 OF BENEFICIAL OWNER                     TITLE OF CLASS    BENEFICIALLY OWNED      OF CLASS
- ------------------------------------------------------   --------------    ------------------      --------
Thomas P. Borders
  411 East Washington,                                     Series C
  Ann Arbor, MI 48104.................................    Preferred              265,335(a)(b)       40.3%
Louis H. Borders
  435 Tasso Street - Suite 300                             Series C
  Palo Alto, CA 94301.................................    Preferred              374,480(c)          56.9%

- -------------------------
(a) Represents shares of Series C Preferred Stock held by Thomas P. Borders, as Trustee under the Thomas P. Borders Trust Agreement. Thomas P. Borders and Louis H. Borders, who are brothers, together beneficially own 97.2% of the outstanding Series C Preferred Stock.

(b) Excludes 15,000 shares of Series C Preferred Stock that were transferred to a trust of which the wife of Thomas P. Borders is Trustee.

(c) Represents shares of Series C Preferred Stock held by Mercury Investments LLC, of which Louis H. Borders is the majority stockholder.

                      PROPOSAL 1 -- ELECTION OF DIRECTORS

     The Company's Articles and By-laws provide that the number of directors, as determined from time to time by the Board, shall be not less than seven nor more than twenty-one. The Board has fixed the number of directors at twelve. The Articles and By-laws further provide that directors shall be divided into three classes (Class I, Class II and Class III) serving staggered three-year terms, with each class to be as nearly equal in number as possible.

     In accordance with the recommendation of its Nominating Committee, the Board has nominated Lawrence Perlman for election as Class I director for a term expiring at the 1996 annual meeting, and Lilyan H. Affinito, Richard G. Cline, Willie D. Davis and Joseph P. Flannery for election as Class III directors for a term expiring at the 1998 annual meeting, and in each case until their successors are elected and qualified. Ms. Affinito and Messrs. Davis and Flannery are presently directors of the Company whose terms expire at the Annual Meeting. Messrs. Cline and Perlman are new nominees for election as directors of the Company at the Annual Meeting. Other directors who are remaining on the Board will continue in office in accordance with their previous elections until the expiration of their terms at the 1996 or 1997 Annual Meeting, as the case may be.

     It is the intention of the persons named in the enclosed form of proxy to vote such proxies for the election of the nominees listed herein. The proposed nominees are willing to be elected and serve, but in the event any nominee at the time of election is unable to serve or is otherwise unavailable for election, it is intended that votes will be cast pursuant to the accompanying proxy for substitute nominees designated by the Board, unless the Board reduces the number of directors to be elected.

     DIRECTORS ARE ELECTED BY A PLURALITY OF VOTES CAST BY HOLDERS OF COMMON STOCK AND SERIES C PREFERRED STOCK, VOTING TOGETHER AS ONE CLASS, WHO ARE PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF MR. PERLMAN AS CLASS I DIRECTOR AND MS. AFFINITO AND MESSRS. CLINE, DAVIS AND FLANNERY AS CLASS III DIRECTORS OF THE COMPANY.

INFORMATION ABOUT NOMINEES AND DIRECTORS

     The following information is furnished for each person who is nominated for election as a director or who is continuing as an incumbent director: name; age; whether such person is a nominee for election ("Nominee") or an incumbent director whose term does not expire at this Meeting ("Incumbent"); the year in which his or her term is to expire; principal occupation and employment during the past five years; boards of directors of other publicly owned companies on which he or she serves; how long he or she has served as a director of the Company; and committees of the Board of which he or she is a member.

LILYAN H. AFFINITO, 63 (Nominee -- Term to expire in 1998)

Former Vice Chairman of the Board of Maxxam Group Inc. (forest products operations, real estate management and development and aluminum production). Previously served as President and Chief Operations Officer of Maxxam Group, Inc. Director of Caterpillar, Inc., Chrysler Corporation, Jostens Inc., Lillian Vernon Corporation, New England Telephone Company and New York Telephone Company (subsidiaries of Nynex Corporation) and Tambrands, Inc. Has served as a director of Kmart Corporation since 1990. Member of Audit, Executive/Finance and Health Care Committees.

JOSEPH A. CALIFANO, JR., 63 (Incumbent -- Term to expire in 1997)

Chairman and President, Center on Addiction and Substance Abuse at Columbia University; author and health care consultant. Formerly Senior Partner, Law Firm of Dewey Ballantine. Director of Authentic Fitness Corp., Automatic Data Processing, Inc., Chrysler Corporation, New England Telephone Company and New York Telephone Company (subsidiaries of Nynex Corporation), The Travelers Inc. and Warnaco, Inc. Has served as a director of Kmart Corporation since 1990. Member of Compensation and Incentives, Health Care and Public Issues Committees.

RICHARD G. CLINE, 60 (Nominee -- Term to expire in 1998)

Chairman and Chief Executive Officer of NICOR, Inc. (natural gas distribution and containerized shipping). Previously served as Chairman, President and Chief Executive Officer, NICOR, Inc. and Chairman, President and Chief Executive Officer of Jewel Companies, Inc. Director of Federal Reserve Bank of Chicago, NICOR, Inc., Pet Incorporated and Whitman Corporation. Is a new nominee for election as director of Kmart Corporation at this year's Annual Meeting.

WILLIE D. DAVIS, 60 (Nominee -- Term to expire in 1998)

President of All Pro Broadcasting, Inc. (radio stations). Director of Alliance Bank, The Dow Chemical Company, Johnson Controls, Inc., L.A. Gear, Inc., MGM Grand, Inc., Rally's Hamburgers, Inc., Sara Lee Corporation and WICOR, Inc. Has served as a director of Kmart Corporation since 1986. Member of Audit, Nominating and Public Issues Committees.

ENRIQUE C. FALLA, 55 (Incumbent -- Term to expire in 1997)

Executive Vice President and Chief Financial Officer of The Dow Chemical Company. Director of The Dow Chemical Company and Marion Merrill Dow, Inc. Has served as a director of Kmart Corporation since 1992. Member of Audit, Executive/Finance and Nominating Committees.

JOSEPH P. FLANNERY, 63 (Nominee -- Term to expire in 1998)

Chairman of the Board, President and Chief Executive Officer of Uniroyal Holding, Inc. (investment management company). Previously served as Partner, Clayton and Dubilier, Inc. (investment firm). Director of APS Holding Corp., Arvin Industries, Inc., Ingersoll Rand Company, Newmont Gold Company, Newmont Mining Corporation and The Scotts Company. Has served as a director of Kmart Corporation since 1985. Member of Compensation and Incentives, Executive/Finance and Health Care Committees.

DAVID B. HARPER, 61 (Incumbent -- Term to expire in 1997)

President of David B. Harper Management Co., Inc. (management services); also President and Chief Operating Officer of New Age Financial. Director of New Age Financial and Student Loan Marketing Association. Has served as a director of Kmart Corporation since 1975. Member of Audit, Executive/Finance and Public Issues Committees.

F. JAMES MCDONALD, 72 (Incumbent -- Term to expire in 1996)

Retired President and Chief Operating Officer of General Motors Corporation. Has served as a director of Kmart Corporation since 1987. Member of Compensation and Incentives, Executive/Finance and Nominating Committees.

J. RICHARD MUNRO, 64 (Incumbent -- Term to expire in 1997)

Chairman of the Executive Committee of Time Warner Inc. (entertainment and communications). Previously served as Co-Chairman of the Board and Co-Chief Executive Officer of Time Warner Inc. and as Chairman of the Board and Chief Executive Officer of Time Inc. (communications). Director of Genentech, Inc., Kellogg Company, Mobil Corporation and Time Warner Inc. Has served as a director of Kmart Corporation since 1990. Member of Compensation and Incentives, Nominating and Public Issues Committees.

LAWRENCE PERLMAN, 56 (Nominee -- Term to expire in 1996)

Chairman and Chief Executive Officer of Ceridian Corporation. Previously served as President and Chief Executive Officer, Ceridian Corporation and President and Chief Executive Officer, Control Data Corporation. Director of Bio-Vascular Inc., Computer Network Technology Corp., Inter-Regional Financial Group, Inc. and Seagate Technology, Inc. Is a new nominee for election as director of Kmart Corporation at this year's Annual Meeting.

DONALD S. PERKINS, 67 (Incumbent -- Term to expire in 1996)

Chairman of the Board and Director of Kmart Corporation. Retired Chairman of the Board of Jewel Companies, Inc. (diversified retailer). Director of American Telephone and Telegraph Company, Aon Corporation, Cummins Engine Company, Inc., Illinova Corporation, Illinois Power Company, Inland Steel Industries, Inc., LaSalle Street Fund, Inc., Time Warner Inc. and Trustee of the Putnam Funds. Has served as a director of Kmart Corporation since 1986. Member of Compensation and Incentives, Executive/Finance and Nominating Committees.

GLORIA M. SHATTO, 63 (Incumbent -- Term to expire in 1996)

President of Berry College. Director of Becton Dickinson and Company, Georgia Power Company, Texas Instruments, Inc. and The Southern Company. Has served as a director of Kmart Corporation since 1983. Member of Audit, Nominating and Public Issues Committees.

STOCK OWNERSHIP OF EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth the amount of Common Stock owned by the Company's directors, including nominees for election as directors, each of the current executive officers named under Compensation of Officers herein and all of the directors and executive officers as a group, as of March 3, 1995.

                                                                                     PERCENTAGE
                                                                                         OF
                              NAME                                   SHARES         COMMON STOCK
                             ------                                 ---------       ------------
Lilyan A. Affinito...............................................       6,615          *
Joseph E. Antonini...............................................   1,149,189(1)       *
Joseph A. Califano, Jr. .........................................       3,674          *
Richard G. Cline.................................................       5,000          *
Willie D. Davis..................................................       3,113          *
Enrique C. Falla.................................................       3,045          *
Joseph P. Flannery...............................................       4,906          *
David B. Harper..................................................       2,674          *
F. James McDonald................................................      10,004          *
J. Richard Munro.................................................       2,923          *
Thomas F. Murasky................................................     187,288(1)       *
Donald S. Perkins................................................      10,191(2)       *
Lawrence Perlman.................................................       1,000          *
Gloria M. Shatto.................................................       3,113          *
Joseph R. Thomas.................................................     636,896(1)       *
Thomas W. Watkins................................................     201,885(1)       *
Directors and executive officers as a group (41 persons).........   3,516,425(1)(2)    *

- -------------------------
 *  Less than 1%.

(1) Includes shares of Common Stock that can be acquired by exercise of stock options within 60 days of March 3, 1995 as follows: Mr. Antonini -- 974,200 shares; Mr. Thomas -- 558,000 shares; Mr. Murasky -- 164,000 shares; Mr. Watkins -- 171,800 shares; and all directors and executive officers as a group -- 1,074,482 shares.

(2) Mr. Perkins also shares voting and investment power as to 3,107,750 shares of Common Stock, owned by one or more of the Putnam Funds of which he is a Trustee. If such additional shares were included, executive officers and directors as a group would be considered to beneficially own 6,624,175 shares, or 1.44%, of Common Stock, including 0.7% for Mr. Perkins. Mr. Perkins disclaims beneficial ownership of these shares.

COMMITTEES OF THE BOARD

     Following are the committees of the Board, the members of each committee as of the date hereof, the number of meetings held by each committee during the Company's fiscal year ended January 25, 1995, and a brief description of the functions performed by each committee.

AUDIT COMMITTEE

     Members: Lilyan H. Affinito (Chair), Willie D. Davis, Enrique C. Falla, David B. Harper and Gloria M. Shatto. This Committee is comprised solely of non-employee directors.

     Number of Meetings: 8

     Functions: Recommending to the Board the selection of independent accountants: approving the nature and scope of services performed by the independent accountants and reviewing the range of fees for such services; conferring with the independent accountants and reviewing the results of their audit; reviewing the Company's internal auditing, accounting and financial controls; and providing assistance to the Board with respect to the corporate and reporting practices of the Company.

COMPENSATION AND INCENTIVES COMMITTEE

     Members: F. James McDonald (Chair), Joseph A. Califano, Jr., Joseph P. Flannery, J. Richard Munro and Donald S. Perkins. This Committee is comprised solely of non-employee directors.

     Number of Meetings: 10

     Functions: Determining the nature and amount of compensation of all executive officers of the Company and its specialty retail subsidiaries; and administering the Company's Stock Option, Performance Restricted Stock, Annual Incentive Bonus, Management Stock Purchase and Directors Stock Plans. This Committee has retained an independent consultant which reports directly to the Committee.

EXECUTIVE/FINANCE COMMITTEE

     Members: Donald S. Perkins (Chair), Lilyan H. Affinito, Enrique C. Falla, Joseph P. Flannery, David B. Harper, F. James McDonald and Thomas F. Murasky, Executive Vice President and Chief Financial Officer.

     Number of Meetings: 3

     Functions: Exercising the power and authority of the Board as may be necessary during the intervals between meetings of the Board, subject to such limitations as provided by law or by resolution of the Board; reviewing financial policies and procedures of the Company; making recommendations to the Board on dividend policy, corporate financing, the issuance and sale of Company securities and the investment of assets; and reviewing the management of the Employee Pension Plan and Pension Fund and the Employee Savings Plan.

HEALTH CARE COMMITTEE

     Members: Joseph A. Califano, Jr. (Chair), Lilyan H. Affinito, Joseph P. Flannery, Frederic M. Comins, Jr., Senior Vice President, Executive and Organization Resources and Donald L. Morford, Director, Employee Benefits.

     Number of Meetings: 1

     Functions: Reviewing and monitoring the Company's health care programs, their adequacy and cost effectiveness; and making recommendations regarding the Company's health care programs to management and the Board.

NOMINATING COMMITTEE

     Members: Donald S. Perkins (Chair), Willie D. Davis, Enrique C. Falla, F. James McDonald, J. Richard Munro and Gloria M. Shatto. This Committee is comprised solely of non-employee directors.

     Number of Meetings: 2

     Functions: Recommending to the Board nominees for election as directors. In performing this function, the Committee will consider nominees recommended by stockholders. Such recommendation should be submitted in writing to the Secretary of the Company and should include a description of the proposed nominee's qualifications, other relevant biographical data and the written consent of the proposed nominee. In addition, the By-laws of the Company establish certain procedures concerning stockholder nominations for election of directors. The By-laws require that notice of such nominations be delivered to the Secretary of the Company within the following specified time limits prior to the stockholders' meeting at which the directors are to be elected: 90 days in advance of an annual meeting, and the tenth day following the date on which notice of a special meeting is first given to stockholders. Each notice of nomination is required to contain the name and address of the stockholder who intends to make the nomination; the name, age, business address and written consent of each nominee; and such other information as would be required to be disclosed with respect to the nominee in a proxy solicitation.

PUBLIC ISSUES COMMITTEE

     Members: Willie D. Davis (Chair), Joseph A. Califano, Jr., David B. Harper,
J. Richard Munro and Gloria M. Shatto.

     Number of Meetings: 2

     Functions: Considering the extent to which Company policies relate to and are in proper accord with the public interest; and making appropriate recommendations in that regard to management and the Board.

     There were 20 meetings of the Board during the fiscal year ended January 25, 1995. Each director attended at least 84% of the total number of Board and committee meetings held while he or she served as a director or member of the committee.

COMPENSATION OF DIRECTORS

     Directors who are not employees of the Company or its subsidiaries receive an annual retainer of $50,000, with no additional amount payable for attending meetings. In addition to the retainer, Mr. Perkins, who was named non-executive Chairman of the Board as of January 17, 1995, will receive an annual stipend of $300,000. Twenty percent (and at the election of the director, up to 50%) of the annual retainer, as well as Mr. Perkins' stipend, is paid in Common Stock in lieu of cash pursuant to the Directors Stock Plan.

     Under the Company's Deferred Compensation Plan for Non-Employee Directors and Directors Stock Plan, a director may elect to defer all or any portion of his or her compensation for services as a director which is payable in cash or Common Stock. Under these Plans, deferred cash amounts earn interest at a rate equivalent to the ten-year U.S. Treasury Note rate plus 5% and deferred shares of Common Stock are credited with an amount equal to the dividends payable on such shares, which are converted on a quarterly basis to additional shares. Under the Company's Director Retirement Plan, non-employee directors who have served on the Board (i) until they have reached the mandatory retirement age established by the Company for such directors (currently the date of expiration of his or her then current term of office following age 72), or (ii) at least 10 years, will upon retirement from the Board or age 65, whichever is later, receive an annual benefit equal to the annual retainer at the time of retirement. The benefit is payable to the director (or surviving spouse) for the lesser of 10 years or a period equal to the director's period of service on the Board.

     Directors who are employees of the Company or its subsidiaries do not receive the aforesaid compensation or retirement benefit.

COMPENSATION OF OFFICERS

     SUMMARY COMPENSATION TABLE. The following table sets forth information regarding the compensation of (i) the Chief Executive Officer as of January 25, 1995, (ii) each of the other four most highly compensated executive officers of the Company as of January 25, 1995 and (iii) one individual who would have been among the four most highly compensated executive officers of the Company but for the fact that he was not serving as an executive officer as of January 25, 1995, for services in all capacities to the Company in fiscal years 1992, 1993 and 1994.

                                                                                  LONG-TERM COMPENSATION
                                                                      ----------------------------------------------
                                           ANNUAL COMPENSATION        SECURITIES       PERFORMANCE       ALL OTHER
              NAME AND                -----------------------------   UNDERLYING     RESTRICTED SHARE   COMPENSATION
         PRINCIPAL POSITION           YEAR   SALARY ($)   BONUS ($)   OPTIONS(#)      AWARDS ($)(1)        ($)(2)
       ---------------------          -----  ----------   ---------   ----------     ----------------   ------------
J. E. Antonini,.....................   1994   $923,000    $    -0-      125,000          $    -0-         $ 27,540
President and                          1993    893,000         -0-      125,000               -0-           23,293
Chief Executive Officer(3)             1992    850,000     604,901       20,000           663,875           57,622

G. R. Mrkonic,......................   1994    509,000         -0-          -0-               -0-           22,817
Executive Vice President,              1993    490,000     270,187          -0-           204,531           22,995
Specialty Retailing(4)                 1992    465,000     403,125          -0-           122,153           18,752

J. R. Thomas,.......................   1994    500,000         -0-       62,500               -0-           19,657
Executive Vice President,              1993    447,498     155,218       50,000               -0-           17,946
Special Projects                       1992    410,000     236,810        8,000           279,650           27,965

R. S. Miller,.......................   1994    500,000         -0-       50,000               -0-          283,697
Executive Vice President,              1993    500,000         -0-       62,500               -0-           13,039
Super Kmart Centers(5)                 1992    475,000     202,618       10,000           198,669           24,960

T. F. Murasky,......................   1994    383,000         -0-       39,000               -0-           11,490
Executive Vice President,              1993    370,000         -0-       39,000               -0-           17,200
Chief Financial Officer                1992    350,000     201,288        6,000           161,633           14,943

T. W. Watkins,......................   1994    350,000         -0-       29,000               -0-           12,963
Senior Vice President,                 1993    335,000      82,102       29,000               -0-           13,919
International Operations               1992    315,000      93,831        4,600            83,378           11,457

- -------------------------
(1) The amounts in this column represent the value of performance restricted shares of Common Stock issued under the Company's Performance Restricted Stock Plan (based on the market price of the stock as of the date of issue) which were earned through the achievement of specified income goals for the fiscal year indicated. The Company has discontinued making awards under the Performance Restricted Stock Plan. As of January 25, 1995, the named executive officers had no outstanding performance restricted shares.

(2) Except for Mr. Miller, "All Other Compensation" consists of employer contributions credited under the Company's Employee Savings Plan and Supplemental Savings Plan. The Employee Savings Plan is qualified under the Internal Revenue Code. The Supplemental Savings Plan provides benefits to the extent that the Employee Retirement Income Security Act limits the amount of employer contributions to which a participant would otherwise be entitled under the Employee Savings Plan absent such limitation. In fiscal 1994, all such employer contributions were credited under the Supplemental Savings Plan. Mr. Miller's "Other Compensation" includes employer contributions to the Supplemental Savings Plan plus $268,697 which was paid to him by the Company in connection with his termination of employment as of January 31, 1995.

(3) Mr. Antonini relinquished his positions as President, Chief Executive Officer and Director as of March 21, 1995.

(4) Mr. Mrkonic resigned from the Company as of November 29, 1994 to become Vice Chairman and President of Borders Group, Inc., a subsidiary of the Company.

(5) Mr. Miller resigned from the Company as of January 31, 1995.

     OPTION GRANTS IN FISCAL YEAR 1994. The following table shows all grants to each of the executive officers named under Compensation of Officers herein in fiscal 1994. (Stock Appreciation Rights are not permitted under the Company's Stock Option Plans. Additional information on the Company's Stock Option Plans is contained in the Compensation and Incentives Committee's Report on Executive Compensation set forth below.)

                                                            % OF TOTAL
                                                             OPTIONS
                                                OPTIONS     GRANTED TO                                       GRANT DATE
                                                GRANTED    EMPLOYEES IN       EXERCISE        EXPIRATION      PRESENT
                    NAME                        (#)(1)     FISCAL 1994     PRICE ($/SH)(2)       DATE       VALUE ($)(3)
                   ------                       -------    ------------    ---------------    ----------    ------------
J. E. Antonini(4)............................   125,000         3.7%           $ 18.88          3/01/04       $640,000
G. R. Mrkonic(5).............................       -0-          --                 --               --            -0-
J. R. Thomas.................................    62,500        1.86              18.88          3/01/04        320,000
R. S. Miller(6)..............................    50,000        1.49              18.88          3/01/04        256,000
T. F. Murasky................................    39,000        1.16              18.88          3/01/04        199,680
T. W. Watkins................................    29,000        0.86              18.88          3/01/04        148,480

- -------------------------
(1) Options of Messrs. Antonini and Miller became exercisable on their last day of employment. Other options shown above will become exercisable on March 1, 1997.

(2) All options were granted at a price equal to 100% of the market value of the Common Stock on the date of grant (March 1, 1994). The exercise price may be paid in cash, already owned shares or a combination of both.

(3) This column represents the present value of the options on the date of grant using the Black-Scholes option pricing model for the Common Stock, utilizing the following assumptions: five-year stock price volatility of .305; 1 year average dividend yield of 4.74%; 10 year option term; 7.11% risk-free interest rate; and no adjustment for non-transferability or forfeiture. The actual value, if any, that an executive officer may realize will depend on the excess of the market price over the exercise price on the date the option is exercised so that there is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model, which is based on arbitrary assumptions as to the variables of stock price volatility, future dividend yield, interest rate.

(4) Mr. Antonini relinquished his positions as President, Chief Executive Officer and Director as of March 21, 1995.

(5) Mr. Mrkonic resigned from the Company as of November 29, 1994.

(6) Mr. Miller resigned from the Company as of January 31, 1995.

     OPTION EXERCISES IN FISCAL YEAR 1994 AND OPTION VALUES AT FISCAL YEAR
END. The following table provides information as to options exercised by each of the executive officers named under Compensation of Officers herein in fiscal 1994 and the value of options held by such executive officers at fiscal year end measured in terms of the closing price of the Common Stock on January 25, 1995.

                                                                                         NUMBER OF          VALUE OF
                                                                                        UNEXERCISED       UNEXERCISED
                                                                                        OPTIONS AT         OPTIONS AT
                                              SHARES       AGGREGATE    ANNUALIZED      1/25/95 (#)      1/25/95 ($)(3)
                                            ACQUIRED ON      VALUE        VALUE
                                             EXERCISE      REALIZED      REALIZED      EXERCISABLE/       EXERCISABLE/
                  NAME                          (#)         ($)(1)        ($)(2)       UNEXERCISABLE     UNEXERCISABLE
                 ------                     -----------    ---------    ----------    ---------------    --------------
J. E. Antonini(4)........................        -0-        $    --       $   --      974,200/270,000     $     -0-/-0-
G. R. Mrkonic(5).........................        -0-             --           --          -0-/-0-               -0-/-0-
J. R. Thomas.............................        -0-             --           --      558,000/120,500       239,104/-0-
R. S. Miller(6)..........................        -0-             --           --      424,600/122,500           -0-/-0-
T. F. Murasky............................      2,000         11,460        1,146       164,000/84,000         7,680/-0-
T. W. Watkins............................        -0-             --           --       171,800/62,600           -0-/-0-

- -------------------------
(1) This column shows the aggregate gain realized as a result of the exercise of stock options during the Company's 1994 fiscal year based on the market value on the date of exercise less the exercise price of the option.

(2) This column represents the amount of the aggregate gain annualized over the period of time which the executive held the option since the date of grant.

(3) Value is based on the excess of the market price of the Common Stock as of the end of the Company's 1994 fiscal year ($13.50) over the option price of the unexercised options.

(4) Mr. Antonini relinquished his positions as President, Chief Executive Officer and Director as of March 21, 1995, and all of his options shown as unexercisable above became exercisable on such date.

(5) Mr. Mrkonic resigned from the Company as of November 29, 1994.

(6) Mr. Miller resigned from the Company as of January 31, 1995, and all of his options shown as unexercisable above became exercisable on such date.

                             PENSION PLAN TABLE(1)

     The following table illustrates the estimated annual benefits payable under the combined Plans described below under the final average compensation formula (prior to the applicable Social Security reduction) for employees at various levels of compensation and years of service after age 21 and assumes that the Plans will continue in their present form until the employee's retirement and that the employee will continue in the employ of the Company or a participating subsidiary until age 65.

                                                       YEARS OF SERVICE(3)
                               --------------------------------------------------------------------
      REMUNERATION(2)          15 YEARS       20 YEARS       25 YEARS       30 YEARS       35 YEARS
- ----------------------------   --------       --------       --------       --------       --------
$  125,000..................   $ 28,125       $ 37,500       $ 46,875       $ 56,250       $ 65,625
   150,000..................     33,750         45,000         56,250         67,500         78,750
   200,000..................     45,000         60,000         75,000         90,000        105,000
   250,000..................     56,250         75,000         93,750        112,500        131,250
   300,000..................     67,500         90,000        112,500        135,000        157,500
   350,000..................     78,750        105,000        131,250        157,500        183,750
   400,000..................     90,000        120,000        150,000        180,000        210,000
   450,000..................    101,250        135,000        168,750        202,500        236,250
   500,000..................    112,500        150,000        187,500        225,000        262,500
   600,000..................    135,000        180,000        225,000        270,000        315,000
   700,000..................    157,500        210,000        262,500        315,000        367,500
   800,000..................    180,000        240,000        300,000        360,000        420,000
   900,000..................    202,500        270,000        337,500        405,000        472,500
 1,000,000..................    225,000        300,000        375,000        450,000        525,000
 1,100,000..................    247,500        330,000        412,500        495,000        577,500

- -------------------------
(1) The Company's tax-qualified Employee Pension Plan provides benefits computed under (i) a career average formula at 1.25% of the employee's compensation for each year of credited service, or (ii) a final average compensation formula at 1.50% of the average of the employee's best five compensation years multiplied by years of service after age 21 up to 35 years minus 2% of the employee's Social Security benefit for each year of service up to 30 years, whichever formula provides the greater benefit. Since the formula described in (ii) provides the greater benefit to the executive officers named under Compensation of Officers herein, the Pension Plan Table illustrates the estimated annual benefits payable under that formula (prior to the applicable Social Security reduction).

     The Company has also adopted a Supplemental Pension Benefit Plan which provides benefits to the extent that ERISA limits the pension to which an employee would otherwise be entitled under the Employee Pension Plan absent such limitation; provided, however, that the maximum annual benefit payable under the Plans on a combined basis is $606,629, as adjusted by any increase in the urban consumer price index after January 1, 1995 to the date of retirement.

     The amounts shown are based on the pension being paid only during the lifetime of the retired employee and would be reduced on an actuarially equivalent basis in the event of a survivor benefit or other optional form of payment. The years of service after age 21 for those executive officers named under Compensation of Officers herein are: J. E. Antonini -- 31 years (who relinquished his positions with the Company as of March 21, 1995); G.
     R. Mrkonic -- 4 years (who resigned from the Company as of November 29,
     1994); J. R. Thomas -- 38 years; R. S. Miller -- 34 years (who resigned from the Company as of January 31, 1995); T. F. Murasky -- 21 years; and T.
     W. Watkins -- 28 years.

(2) "Remuneration" is the final average compensation of an employee. Compensation covered by the Plans for the executive officers named under Compensation of Officers herein is the sum of their annual salary and bonus, as shown in the Summary Compensation Table.

(3) The pension amounts shown in the table are subject to reduction by 2% of the employee's Social Security benefit for each year of service up to a maximum of 30 years of service. The maximum reduction at age 65 is currently $8,633.

     The Company also has adopted a Supplemental Executive Retirement Plan for the purpose of providing supplemental retirement income to executive officers of the Company who retire prior to age 65 or who are hired by the Company later in their careers, whom the Board of Directors approves as eligible to receive benefits under the Plan. Benefits are determined by the Board of Directors based on the position, responsibilities and rate of compensation of the employee, benefits payable or which would have been payable under other plans, and such other factors as the Board may deem relevant. Messrs. Antonini and Miller have been designated participants in the Plan.

     EMPLOYMENT AND SEVERANCE ARRANGEMENTS. The Company has entered into employment agreements with the executive officers named under Compensation of Officers herein, as well as 28 other executive officers of the Company. These agreements, which are substantially similar, provide that, if employment is terminated by the Company other than for "cause" or "disability" or if an officer terminates employment for "good reason," he or she will be entitled to receive severance payments equal to his or her monthly base salary at the time of termination, plus 1/12 the annual on-plan bonus targeted for the year in which termination occurred. These payments will be made in equal monthly installments during a one year severance period (two year severance period, in the case of Mr. Antonini and all executive officers reporting directly to him) following termination, and will be reduced by the amount of compensation received from other employment (he or she has an obligation to seek such other employment). In the event of termination for "cause" or "disability," the executive officer would not receive any payments under these agreements. The Company estimates that if the employment of Messrs. Thomas, Murasky and Watkins were terminated in 1995, and severance payments were due to them under the agreements, the total payments due for the entire severance period (assuming no reduction for other employment) would be approximately $3,626,240. Joseph E. Antonini relinquished his positions as President, Chief Executive Officer and Director of the Company on March 21, 1995. In addition to any payments contractually due him under his employment agreement, Mr. Antonini will, commencing at the end of his two year severance period, receive pension benefits based on his more than 31 years of service with the Company supplemented with the equivalent of two additional years of service at his present rate of pay. As a result, Mr. Antonini will receive retirement income in the approximate amount of $527,064 per year (on a life income basis), the amount that would be paid for 33 years, two months of service at his current rate of pay. Richard S. Miller, Executive Vice President, Super Kmart Centers, terminated his employment with the Company on January 31, 1995. In addition to the one-time payment referenced in the Summary Compensation Table and any payments contractually due him under his employment agreement, Mr. Miller will, commencing in May 1995, receive pension benefits based on his 34 years of service with the Company supplemented with the equivalent of three additional months of service at his present rate of pay. As a result, Mr. Miller will receive retirement income in the approximate amount of $312,792 per year (on a life income basis), the amount that would be paid for 34 years, three months of service at his current rate of pay. The Company will also pay for certain tax and financial counseling services for Messrs. Antonini and Miller for a one year period and will provide office space and related services to Mr. Antonini during his two year severance period.

COMPENSATION AND INCENTIVES COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Strategy and Objectives

     The Company's executive compensation program is administered by the Compensation and Incentives Committee of the Board of Directors. The Committee is composed of five independent non-employee directors.

     The Company has a long-standing philosophy that compensation of executive officers and others should be directly and materially linked to the Company's operating performance. The Committee believes that the achievement of performance objectives over time is the primary determinant of share price. To this end, executive compensation is weighted towards compensation paid on the basis of performance. Therefore, in years when corporate performance has been superior, executives have been well compensated, and in years such as 1993 and 1994 when performance has been below targeted goals, compensation has been negatively affected.

     The underlying objectives of the Committee's compensation strategy are to attract and retain the best possible executive talent, to motivate those executives to achieve optimum operating performance for the Company, to link executive and shareholder interests through equity based plans and to provide a compensation package that recognizes individual contributions as well as overall business results.

     Each year the Committee conducts a full review of the Company's executive compensation program, assisted as needed by an independent compensation consultant retained by the Committee on an on-going basis, in order that the Committee may assure that the Company's compensation program is properly integrated with both the Company's annual and longer term objectives and is competitive with compensation programs of other companies with which the Company must directly compete for executive talent.

     In addition, at the beginning of the fiscal year, near term and long term performance goals are established for the Chief Executive Officer (the "CEO") which are approved, and reviewed with the CEO, by the non-employee members of the Board. At the end of the fiscal year, the CEO's progress toward achieving these objectives is again reviewed with him by the non-employee directors, and compensation decisions are based on their evaluation of performance for the year.

     The key components of the Company's executive compensation program consist of salary, annual incentive bonus, stock purchases and stock options. The Committee's policy with respect to each of these elements, including the basis of the compensation awarded to the CEO for fiscal 1994, are discussed below. Through these programs, a very significant portion of the Company's executive compensation is linked to performance and the alignment of executive interests with those of stockholders. The long-term compensation of the CEO and all Company executive officers consists of stock options, which by their terms are performance-based, and purchases under the Management Stock Purchase Plan, which encourages increased levels of Company stock ownership. Approximately 39% of the CEO's targeted 1994 short-term compensation (salary and annual incentive bonus) consisted of performance-based elements and therefore was "at risk." Consequently, because of the difficult year experienced by the Company and the failure to achieve the performance goals approved by the non-employee members of the Board at the beginning of fiscal 1994, the CEO received no annual incentive bonus for 1994 and therefore received only 61% of his targeted short-term compensation.

     The Committee has also adopted a policy that, while maintaining an appropriately competitive compensation program, it will endeavor to take the necessary steps so that all compensation paid to executive officers will be tax deductible to the Company under Section 162(m) of the Internal Revenue Code.

Base Salary

     The base salary of executive officers is initially determined by analyzing and evaluating the responsibilities of the position. Each position is then matched to a comparable position in the competitive marketplace or, for positions unique to the Company, to a position with a comparable level of responsibility within the Company, and it is slotted into a structure of graduated salary levels that has been established by reference to an annual executive compensation survey in which the Company and other multi-billion dollar U.S. retailers participate. (There were 17 multi-billion dollar U.S. retailers participating in the survey at the time in 1994; this number may vary slightly from year to year as the participating companies change from time to time.) The range for each position consists of minimum, mid-point and maximum salary levels. Generally, the salary goal for executive officers is targeted at the 50th percentile of salaries for comparable positions. An annual salary adjustment, within each applicable position/salary grade, is determined by evaluating the performance of the individual (including the achievement of his or her annual objectives). The retail companies included in the survey represent a narrower group than the companies included in the Standard & Poor's Retail Stores Composite Index, contained in the Company's stock performance graph below. The Committee believes that the means by which comparative salary levels are determined are appropriate since they enable the Company's executive salary structure to reflect the practices of retailers that are comparable to the Company in size and complexity. The Committee intends periodically to assess the continued suitability of this approach and to modify it if appropriate.

     In setting the CEO's 1994 base salary, the Committee took into account the CEO's contribution to the Company's achievement of its financial and nonfinancial objectives, a comparison of base salaries of chief executive officers of retailers participating in the above-described annual executive compensation survey and his success in meeting the performance objectives for the year which were approved by the non-employee members of the Board. As of February 1, 1994, the CEO was granted a base salary of $923,000, which represented an increase of approximately 3.36% over his 1993 base salary of $893,000. (3.36% was the average increase in base salary for 1994 for all executive officers of the Company, excluding promotions.) This placed the CEO's salary at the 50th percentile of salaries for chief executive officers of retailers participating in the above-described annual executive compensation survey.

Annual Incentive Bonus

     At the commencement of the fiscal year, incentive bonus criteria for executive officers including performance objectives are recommended by the Company and reviewed and approved by the Committee (as well as by the non-employee members of the Board in the case of the CEO). Participants are assigned threshold, target and maximum bonus levels. The target incentive bonus may be earned if the bonus criteria including annual objectives are achieved, declining incrementally to zero if achievement is below the threshold level of 90% of the bonus criteria, and increasing incrementally from 50% of the targeted bonus at 90% achievement to a maximum of 225% of the targeted bonus to the extent that achievement is exceeded by 25%.

     Generally, at the annual incentive bonus opportunity for each executive officer is based on a percentage of the salary range midpoint for a comparable position within the companies participating in the above-described annual executive compensation survey -- with the largest targeted bonus opportunity being granted to the CEO (67% of such salary range midpoint) and the targeted bonus opportunity granted to other executive officers decreasing incrementally based on their position/salary grade (down to 27% of the applicable salary range midpoint). In 1994, 100% of the annual incentive bonus opportunity for executive officers was based on achievement of corporate or business unit income.

     No incentive bonus for fiscal 1994 was paid to the CEO or any executive officer of the Company (other than incentive payments made in connection with the hiring of four new executive officers) because the Company failed to achieve the applicable 1994 performance objectives approved by the Committee (as well as by the non-employee members of the Board in the case of the CEO).

Stock Purchases and Options

     The Company's long-term incentive plans for executive officers and other key executives consists of the Management Stock Purchase Plan and the Stock Option Plan.

     The Committee has long believed that aligning management's interests with those of stockholders is an important element of the Company's executive compensation program and that encouraging increased levels of ownership in the Company's Common Stock is a key ingredient in achieving this goal. Therefore, in 1994, the Company adopted, with stockholder approval, the Management Stock Purchase Plan. The Plan provides that annual incentive bonus earned by the executive officers and other executive participants under the Annual Incentive Bonus Plan (the "annual bonus") shall be used to purchase shares of Common Stock, such shares to be restricted from sale or transfer for a period of three years. A participant may choose to use less than 100% of his or her annual bonus to purchase such restricted shares, but in no event may use less than 20% (the minimum, mandatory purchase).

     The Company's Stock Option Plan also enables executive officers and other key executives to develop and maintain a substantial stock ownership position in the Company's Common Stock, and creates a direct link between executive compensation and stockholder return -- as the benefit of a stock option cannot be realized unless the stock price appreciates.

     Under the Stock Option Plan, which was approved by stockholders, options for Common Stock are granted annually to eligible executives. Generally, the number of option shares granted each executive officer equals the number of shares whose present value (under the Black-Scholes model) is equal to a percentage of the salary range midpoint for a comparable position within the companies participating in the above-described annual executive compensation survey -- with the largest number of option shares being granted to the CEO (73% of such salary range midpoint) and the number of option shares granted to other executive officers decreasing incrementally based on their position/salary grade (down to 30% of the applicable salary range midpoint). The number of option shares granted may also be impacted by the executive's performance review. Stock options are granted with an exercise price equal to the market price of the Common Stock on the date of grant, have a three year cliff vesting period and expire after ten years.

     In 1994, the CEO was granted options to purchase 125,000 shares of Common Stock at an exercise price of $18.88 per share. This was the same number of option shares as was awarded to the CEO in 1993. The 1994 award was at about the 50th percentile of long-term compensation awards for chief executive officers of retailers participating in the above-described annual executive compensation survey and had a significantly lower present value than the 1993 award based on a Black-Scholes valuation.

     The Committee granted no performance shares to the CEO or any other executives of the Company or its subsidiaries in 1994 -- and it is the intention of the Committee to make no future awards -- under the Performance Restricted Stock Plan.

                                          Compensation and Incentives Committee

                                          F. J. McDonald, Chair
                                          J. A. Califano, Jr.
                                          J. P. Flannery
                                          J. R. Munro
                                          D. S. Perkins

PERFORMANCE GRAPH

     Set forth below is a graph comparing the total returns (assuming dividend reinvestment) of the Company's Common Stock, the Standard & Poor's ("S&P") 500 Composite Index and the S&P Retail Stores Composite Index for the five-year period commencing January 31, 1990.

      COMPARISON OF CUMULATIVE TOTAL RETURN/JANUARY 1990 TO JANUARY 1995*

                                                RETAIL STORES
      MEASUREMENT PERIOD                          COMPOSITE
    (FISCAL YEAR COVERED)         KMART CORP        INDEX         S&P INDEX
JAN-90                            $100.00          $100.00          $100.00
APR-90                            $ 99.68          $106.32          $101.34
JUL-90                            $103.59          $117.47          $110.09
OCT-90                            $ 74.30          $ 91.43          $ 94.89
JAN-91                            $ 96.96          $116.26          $107.41
APR-91                            $128.32          $139.79          $119.14
JUL-91                            $152.21          $151.94          $124.17
OCT-91                            $139.34          $146.51          $126.68
JAN-92                            $161.24          $164.07          $133.42
APR-92                            $166.38          $160.70          $135.89
JUL-92                            $166.28          $167.47          $140.02
OCT-92                            $179.85          $183.08          $139.25
JAN-93                            $161.58          $195.40          $146.72
APR-93                            $157.96          $178.38          $148.40
JUL-93                            $143.85          $181.73          $152.18
OCT-93                            $173.72          $192.86          $159.97
JAN-94                            $141.46          $184.22          $162.88
APR-94                            $118.77          $186.20          $156.30
JUL-94                            $121.59          $182.51          $160.07
OCT-94                            $123.30          $186.00          $166.17
JAN-95                            $103.50          $173.56          $165.64

     In February 1990, the Company announced a Kmart Store Renewal Program that, over a six-year period ending January 1996, would result in the modernization of its U.S. Kmart Store base. In the 1993 and 1994 Proxy Statements, a supplemental graph was included for three-year and four-year periods, respectively, commencing January 31, 1990, since that date represented the start of this major strategic initiative. Since the five-year graph now corresponds with the beginning of the Kmart Store Renewal Program, a supplemental graph is not included in this year's Proxy Statement.

     The graphs and related disclosure contained in this section of the Proxy Statement are not incorporated by reference into any prior filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934 which incorporate future filings or portions thereof.

                   PROPOSAL 2 -- RATIFICATION OF APPOINTMENT
                           OF INDEPENDENT ACCOUNTANTS

     Subject to stockholder ratification, the firm of Price Waterhouse has been appointed by the Board as independent accountants to audit the Company's books for fiscal 1995, upon recommendation of the Audit Committee. Representatives of Price Waterhouse will be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     APPROVAL OF THE RATIFICATION OF THE APPOINTMENT OF PRICE WATERHOUSE AS INDEPENDENT ACCOUNTANTS WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY HOLDERS OF COMMON STOCK AND SERIES C PREFERRED STOCK, VOTING TOGETHER AS ONE CLASS, WHO ARE PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2.

                       PROPOSAL 3 -- STOCKHOLDER PROPOSAL

     The Company has been advised that the Board of Trustees of the Laborers' District Council and Contractors' Pension Fund, 7420 Worthington - Galena Road, Worthington, Ohio 43085, which is the beneficial owner of 93,750 shares of Common Stock of the Company, intends to present the following proposal at the Annual Meeting of Stockholders, which proposal is opposed by the Board.

     "RESOLVED: That the shareholders of Kmart Corporation ("Company") recommend that our Board of Directors take the necessary steps to adopt and implement a policy of cumulative voting for all elections of directors."

STOCKHOLDER'S SUPPORTING STATEMENT

     "The election of corporate directors is the primary vehicle for shareholders to influence corporate affairs and exert accountability on management. We believe that the Company's financial performance is affected by its corporate governance policies and procedures and the level of accountability they impose. We believe cumulative voting increases the possibility of electing independent-minded directors that will enforce management's accountability to shareholders.

     The election of independent-minded directors can have an invigorating effect on the Board of Directors, fostering improved financial performance and increased shareholder wealth. Management nominees often bow to a Chairman's desires on business strategies and executive pay without question.

     Cumulative voting grants shareholders the number of votes equal to the number of shares owned multiplied by the number of directors to be elected. The shareholder may cast all of his or her votes for a single director or apportion the votes among the candidates. At Kmart Corporation, shareholders owning 10% of the outstanding shares casting all their votes for one individual would be required to elect one director, absent any other support.

     Currently, the Company's Board of Directors is composed entirely of management nominees. Cumulative voting places a check and balance on management nominees by creating more competitive elections.

     The argument that the adoption of cumulative voting will lead to the election of dissidents to the Board of Directors who represent the special interests of a minority of shareholders instead of the best interests of all shareholders is misleading. Legally binding standards of fiduciary duty compel all directors, no matter what combination of shareholders elected them, to act in the best interest of all shareholders. Any director who fails to respect the fiduciary duties of loyalty and/or care exposes himself or herself to significant liability. Legal recourse is available to correct any breaches of fiduciary duty.

     We do not accept the claim that in the complex world our Company competes in, an honest difference of opinion over business strategies and other policies of the Company makes the minority view a so called "special interest." Quite the contrary, dissent stimulates debate which leads to thoughtful action. Cumulative voting will increase the competitiveness of director elections. We believe competitive elections for director will deter complacency on the Board of Directors, which in turn will improve the performance of our Company and increase shareholder wealth.

     We urge your support for this proposal."

BOARD OF DIRECTORS' STATEMENT OPPOSING STOCKHOLDER PROPOSAL

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. Directors should be elected on their ability and commitment to represent the best interests of the Company and its stockholders as a whole. This principle is best served when each director is elected by a majority vote of the stockholders. Cumulative voting can enable, and indeed encourage, a relatively small special-interest group to elect one or more directors. Directors so elected might feel compelled to act in the interest of the group that elected them rather than in the interest of all stockholders.

     Cumulative voting introduces the probability of partisanship among board members, which could undermine their ability to work together effectively. The variety and complexity of issues facing the Company necessitates that no actual or apparent influence bring into question the objectivity of the Board. These factors might also discourage qualified individuals from accepting an invitation to serve on the Board.

     The Board encourages stockholders to present director candidates to the Board's Nominating Committee, which assists and advises the Board in connection with Board membership. Notably, the Nominating Committee consists solely of non-employee directors. In addition, it should be noted that the Board will have 12 non-employee directors and that the Board elected a non-executive Chairman of the Board in January 1995.

     In the Board's opinion, the present method of electing directors where each director is elected by a plurality of the votes cast by stockholders, best assures that the directors will guide the affairs of the Company for the benefit of all stockholders.

     APPROVAL OF THIS STOCKHOLDER PROPOSAL WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY HOLDERS OF COMMON STOCK AND SERIES C PREFERRED STOCK VOTING TOGETHER AS ONE CLASS, WHO ARE PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                       PROPOSAL 4 -- STOCKHOLDER PROPOSAL

     The Company has been advised that Gerald J. Switzer, 17866 Beverly Road, Birmingham, Michigan 48025, who is the beneficial owner of 12,892 shares of Common Stock, intends to present the following proposal at the Annual Meeting, which proposal is opposed by the Board.

     "RESOLVED: That the Board of Directors is hereby requested to amend the Articles of Incorporation to provide that at future elections all directors shall stand for election annually and not by classes as is now provided."

STOCKHOLDER'S SUPPORTING STATEMENT

     "The ability to elect directors is the single most important right of the stockholders. This right is significantly impaired when a class system for the election of directors is in effect as is now the case at Kmart. The class system makes it difficult for Stockholders to make meaningful changes to a Board of Directors and subsequently a management team as a majority of the directors is never up for election at any one time.

     The usual management arguments against such a proposal, including those of maintaining corporate stability and continuity as well as protecting against unreasonable or sudden changes in control, are not always valid. Maintaining corporate stability and continuity is not desirable if it serves to entrench an ineffective board and management team. Protecting against changes in control, which cannot occur without stockholder approval anyway, is not desirable if it serves to discourage changes favorable to the Stockholders. In the final analysis, a Board of Directors whose performance is satisfactory to the Stockholders is not usually voted out of office.

     The performance of our Company over the last several years has not been stellar and over the last two years has been disastrous as indicated by falling earnings and a plummeting stock price. While I believe our Board of Directors consists of honorable people who have been attempting to improve this performance, their results have been disappointing. The rapid expansion of Wal-Mart necessitates quickly correcting current performance deficiencies.

     I urge your support of this proposal. It is only prudent, given the current circumstances, that we as Stockholders place ourselves in the best possible position to promote any necessary changes to the board and subsequently our management team, should their current efforts fail to create a satisfactory performance by the next annual meeting. The elimination of the class system of electing directors is necessary to accomplish this."

BOARD OF DIRECTORS' STATEMENT OPPOSING STOCKHOLDER PROPOSAL

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. When classification of the Board of Directors was proposed at the 1986 annual meeting, the holders of 58% of the outstanding shares of the Company (which represented over 75% of the shares voted) favored amending the Company's Articles of Incorporation to provide for a staggered board of directors where approximately one third of the directors are elected annually. Further at the Company's 1990 Annual Meeting of Stockholders, virtually the same stockholder proposal as set forth above was presented and over 58% of the voting shares voted against the proposal.

     At the time of adoption, the Board of Directors, as well as a majority of stockholders believed, that a classified board was in the best interests of the Company and its stockholders. They believed that a classified board offered the Company valuable time in the event of an unsolicited takeover attempt unfavorable to stockholders by giving incumbent directors the time and leverage necessary to negotiate a more favorable and fair result, or to consider appropriate alternative strategies, in order to more effectively represent the interests of all stockholders of the Company. The Board still feels that way.

     It is the Board's belief that when there is an unsolicited and unfavorable takeover attempt, stockholders of a company with a classified board are in a position to receive a price premium greater than that received by stockholders of a company without a classified board. This is the case because, absent a classified board, the time period during which an auction can be run to sell a company may be more limited since the time to gain control of the board would be shortened significantly if the entire board could be removed at one time. Similarly, a board's ability to exact an additional premium for its cooperation and assistance would be limited. The reality of these concerns is underscored by the fact that a significant number of unsolicited takeover attempts in the past several years have been accompanied by the pressure tactic of a proxy contest to remove and replace directors. Without a classified board, the Company may be limited in its ability to negotiate and explore alternatives so as to maximize stockholder values. In addition, since approximately one-third of the Board is elected annually, stockholders are assured an opportunity at least once a year to express their wishes to the Board.

     The Board is firmly committed to improving performance and enhancing stockholder value and does not believe that the presence of a classified board in any way diminishes this commitment or the Board's accountability to stockholders.

     APPROVAL OF THIS STOCKHOLDER PROPOSAL WILL REQUIRE THE AFFIRMATIVE VOTE OF A MAJORITY OF THE VOTES CAST BY HOLDERS OF COMMON STOCK AND SERIES C PREFERRED STOCK, VOTING TOGETHER AS ONE CLASS, WHO ARE PRESENT IN PERSON OR REPRESENTED BY PROXY AND ENTITLED TO VOTE AT THE MEETING.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                  OTHER BUSINESS/FUTURE STOCKHOLDER PROPOSALS

     The Board of Directors knows of no other matters to be voted upon at the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed form of proxy to vote such proxy in accordance with their judgment on such matters.

     No person is authorized to give any information or to make any representation other than that contained in this Proxy Statement, and if given or made, such information may not be relied upon as having been authorized.

     Pursuant to the General Rules under the Securities Exchange Act of 1934, proposals of stockholders intended to be presented to the 1996 Annual Meeting of Stockholders must be received by the Secretary of the Company on or before December 29, 1995 to be considered for inclusion in the proxy materials for that meeting. In addition, the By-laws of the Company contain requirements relating to the timing and content of the notice which stockholders must provide to the Secretary of the Company for any matter to be properly presented at a stockholders meeting.

     A copy of the Company's 1994 Annual Report on Form 10-K will be furnished without charge to any stockholder upon written request. All written requests should be directed to: Kmart Corporation, Corporate Reporting Department, 3100 West Big Beaver Road, Troy, Michigan 48084-3163.

                 DIRECTIONS TO ANNUAL MEETING

                           [MAP]

                  Hyatt Regency Dearborn
                  Fairlane Town Center
                  Dearborn, Michigan 48126
                  (313) 593-1234
                  Telefax (313) 593-3366

         Located at the Michigan Avenue exit of the Southfield Freeway.

                         DIRECTIONS TO ANNUAL MEETING


                                    [MAP]


         Hyatt Regency Dearborn
         Fairlane Town Center
         Dearborn, Michigan 48126
         (313) 593-1234
         Telefax (313) 593-3366

         Located at the Michigan Avenue exit of the Southfield Freeway.

- --------------------------------------------------------------------------------

                              KMART CORPORATION
                   PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD MAY 23, 1995

     The signer(s) hereby appoint(s) Nancie W. LaDuke and Anthony N.
Palizzi, or either one of them, with power of substitution in each, proxies to vote all common stock of the signer(s) in Kmart Corporation at the Annual Meeting of Stockholders to be held at the Hyatt Regency
Dearborn, Fairlane Town Center, Dearborn, Michigan 48126, on Tuesday, May P 23, 1995 at 9:00 a.m. (local time), and at all adjournments thereof, as R
specified on the matters indicated on the reverse side hereof, and in        O
their discretion on any other business that may properly come before such    X
Meeting. This proxy is solicited on behalf of the Board of Directors.        Y



                                                                        SEE
                                                                      REVERSE
                                                                        SIDE


[KMART LOGO]


                                                             PROPOSALS



           Proposal 1:  To elect each of five directors for a term expiring in the year indicated;
                        1996 - Lawrence Perlman
                        1998 - Lilyan H. Affinito, Richard G. Cline, Willie D. Davis and Joseph P. Flannery

           Proposal 2:  To ratify the appointment of Price Waterhouse as independent accountants of the Company for the 1995 fiscal year.

           Proposal 3:  To act upon a stockholder proposal, if presented at the meeting, regarding voting.

           Proposal 4:  To act upon a stockholder proposal, if presented at the meeting, regarding the board of directors.



                                                     V FOLD AND DETACH HERE V                     (See reverse side for directions)
- -----------------------------------------------------------------------------------------------------------------------------------
[X] Please mark
    votes as in
    this example.

The Board of Directors recommends a vote FOR Proposals 1 and 2.                       The Board of Directors recommends a vote
                                                                                             AGAINST Proposals 3 and 4.
                                     WITHHOLD
                          FOR ALL    FROM ALL               FOR  AGAINST ABSTAIN                       FOR  AGAINST ABSTAIN
1. ELECTION OF DIRECTORS    [ ]        [ ]      Proposal 2  [ ]    [ ]     [ ]         Proposal 3       [ ]    [ ]     [ ]

                                                                                       Proposal 4       [ ]    [ ]     [ ]
      _____________________________________________________
      If you do not wish your shares to be voted "FOR" a
      particular nominee, write the nominee(s) name above.
      Your shares will be voted for the remaining nominees.

                                             Where no voting instructions are given, the shares represented by this Proxy will be
                                             VOTED FOR Proposals 1 and 2 and VOTED AGAINST Proposals 3 and 4, as set forth in the Proxy Statement.

                                                  For Change of Address               If You Plan To Attend Meeting,
                                            Mark Here And Note at Left. [ ]                               Mark Here. [ ]

                                            RECEIPT IS HEREBY ACKNOWLEDGED OF THE KMART NOTICE OF MEETING AND PROXY STATEMENT.
                                            IMPORTANT: PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR ON THE PROXY. WHERE SHARES
                                            ARE HELD JOINTLY, BOTH HOLDERS SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR,
                                            ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH. IF THE HOLDER
                                            IS A CORPORATION, EXECUTE IN FULL CORPORATE NAME BY AUTHORIZED OFFICER.

                                            Signature: _______________________________________________  Date: ___________________

                                            Signature: _______________________________________________  Date: ___________________
